Exhibit 10.1

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of September 5, 2017 (the “Effective Date”) by and between Presage Biosciences, Inc., a corporation organized under the laws of Delaware and having a place of business at 530 Fairview Avenue North, Suite 1000, Seattle, WA 98109 (“Presage”), and MEI Pharma, Inc., a corporation organized under the laws of the state of Delaware and having a place of business at 3611 Valley Centre Drive, Suite 500, San Diego, CA 92130 (“MEI”). Presage and MEI may be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Presage is a pharmaceutical company engaged in, among other activities, the development of the Compound;

WHEREAS, MEI is engaged in the research, development, manufacturing and commercialization of pharmaceutical products and is interested in developing and manufacturing the Compound and Product and commercializing Product; and

WHEREAS, MEI desires to license from Presage and Presage wishes to license to MEI, on an exclusive basis, the right to develop and manufacture the Compound and Product and commercialize Product in the Field in the Territory on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1	“Adverse Event” means any serious untoward medical occurrence in a patient or subject who is administered Product, but only if and to the extent that such serious untoward medical occurrence is required under Laws to be reported to applicable Regulatory Authorities.

1.2	“Affiliate” means a Person that controls, is controlled by or is under common control with another Person, but only for so long as such control exists. For the purposes of this Section 1.2, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the power, either directly or indirectly through one or more intermediaries, to affirmatively direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting stock of such entity, or by contract or otherwise.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

1.3	“Bankruptcy Event” means, with respect to a Party: (a) voluntary or involuntary proceedings by or against such Party are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing; (b) a receiver or custodian is appointed for such Party; (c) proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within 60 days after the date of filing; or (d) substantially all of the assets of such Party are seized or attached and not released within 60 days thereafter.

1.4	“Business Day” means a day other than Saturday or Sunday on which banking institutions in California are open for business.

1.5	“Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.6	“Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement expires or terminates and end on the date of expiration or termination of this Agreement.

1.7	“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale or other disposition of all or substantially all of such Person’s assets; or (b) a merger or consolidation in which such Person is not the surviving corporation or in which, if such Person is the surviving corporation, the shareholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors; or (c) a transaction or series of related transactions (which may include a tender offer for such Person’s stock or the issuance, sale or exchange of stock of such Person) if the shareholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, own, directly or indirectly through one or more intermediaries, stock or other securities of the entity that possess a majority of the voting power of all of such Person’s outstanding stock and other securities and the power to elect a majority of the members of such Person’s board of directors.

1.8

“Combination Product” means a Product that: (a) includes one or more active ingredients in addition to the Compound, for which no royalty would be due hereunder if such item(s) were sold separately; or (b) is [*CONFIDENTIAL*] with one or more

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products, devices, pieces of equipment or components, in each case, for which no royalty would be due hereunder if such item(s) were sold separately; and provided that, in any event, such Product and the applicable items described in (a) and/or (b), as applicable, [*CONFIDENTIAL*]

1.9	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.10	“Commercially Reasonable Efforts” means with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, and good faith efforts as [*CONFIDENTIAL*] Party would normally use to accomplish a similar objective under similar circumstances for such Party’s benefit, consistent with the exercise of its prudent scientific and business judgment, and considering a product at a similar stage in its product life as the Product and having profit potential and strategic value comparable to that of the Product, taking into account, without limitation, commercial, legal and regulatory factors, target product profiles, product labeling, past performance, the regulatory environment and competitive market conditions in the therapeutic area, safety and efficacy of the Product, the strength of its proprietary position and such other factors as [*CONFIDENTIAL*] Party may reasonably consider, all based on conditions then prevailing.

1.11	“Compound” means (a) the compound known internally at Presage as P1446A-05 or Voruciclib, the chemical structure of which is set forth on Schedule 1.11 (“Voruciclib”), (b) any other cyclin-dependent kinase inhibitor compound that is covered (specifically or generally by reference to a Chemical Formula) by (i) a claim of any of the Presage Patents or (ii) a Chemical Formula disclosed in any of the Presage Patents; and (c) [*CONFIDENTIAL*]. For such purposes, a “Chemical Formula” shall mean (i) [*CONFIDENTIAL*] (ii) [*CONFIDENTIAL*]. An “Example Compound” is a Chemical Formula disclosed in any of the Presage Patents that is not covered and has never been covered by a Valid Claim of a Presage Patent.

1.12	“Confidential Information” of a Party, means information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or otherwise becomes known to the other Party by virtue of this Agreement; provided, that, for purposes of this Agreement, and regardless of the Party initially disclosing the same, information relating solely to Compound and/or Product (“Product Information”) shall be deemed to be Confidential Information received by both Parties and the restrictions on use and disclosure of such Product Information in Sections 7.1 and 7.2 shall be deemed to apply to each Party as a receiving Party, regardless of which Party initially generated and disclosed the information to the other Party in connection with this Agreement.

1.13	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or

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sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the right and ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.14	“Cover” means, with respect to any subject matter, that the manufacturing, using, selling, or offering for sale of such subject matter would, but for a license granted in this Agreement under the Presage Patents, infringe a claim of a Patent Right in the country in which the activity occurs.

1.15	“Development” or “Develop” means, with respect to Compound and Product, the performance of all research, pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product in the Territory.

1.16	“Development Costs” shall mean internal costs and/or Out-of-Pocket Expenses, in each case, to the extent documented and actually incurred by MEI in conducting Development prior to entry into a given Outlicensing Transaction, including (a) costs of patent filing, prosecution, and/or maintenance and (b) costs incurred in performing Development activities in accordance with this Agreement, and (c) costs to manufacture or obtain supplies of Compound and/or Product. For clarity, Development Costs do not include costs incurred in the development of non-Compound/Product assets; however, to the extent that costs are incurred that benefit both Compound and/or Product and other assets, then Development Costs will include a reasonable apportionment of such costs proposed by MEI and agreed to by Presage (such agreement not to be unreasonably withheld, conditioned or delayed). For clarity, Development Costs do not include [*CONFIDENTIAL*].

1.17	“EMA” means the European Medicines Agency or a successor agency thereto.

1.18	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.19	“Existing Third Party Agreement” means the agreement set forth on Schedule 1.19.

1.20	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.21	“Field” means all uses and applications.

1.22	“First Commercial Sale” means, on a country-by-country basis, the first commercial transfer or disposition for value of Product in such country to a Third Party by MEI or any of its Affiliates or Limited Sublicensees.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

1.23	“First Indication” means the use of Product for the treatment, prevention, palliation or cure of [*CONFIDENTIAL*].

1.24	“GAAP” means generally accepted accounting principles in the U.S., as such accounting standards may be amended from time to time.

1.25	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.26	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities before the commencement of clinical trials in a given jurisdiction, including its equivalent, including a clinical trial application in the European Union.

1.27	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.28	“Knowledge” means, with respect to a matter that is the subject of a given representation, or warranty of Presage, the knowledge, information or belief of any officer or director of Presage, or such other employee of Presage who would reasonably be expected to have knowledge of the matter in question, has, after making reasonable inquiry into the relevant subject matter. “Knowingly” means with Knowledge.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

1.29	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.30	“Limited Sublicensee” means a Sublicensee that is not a counterparty to an Outlicensing Transaction.

1.31	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, and any equivalent application seeking Marketing Approval for a pharmaceutical product submitted in any country in the Territory, including all additions, deletions or supplements thereto.

1.32	“Major Market” means each of the [*CONFIDENTIAL*].

1.33	“MEI Competitor” means any company that (itself or through an Affiliate) is developing or commercializing a product for the [*CONFIDENTIAL*].

1.34	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, and any equivalent application submitted in any country in the Territory, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.35	“Net Sales” means the gross amounts actually received by MEI or any of its Affiliates or Limited Sublicensees (each, a “Selling Party”) for sales of Product to Third Party customers of such Product, less reasonable and customary deductions for the following items incurred with respect to the sale to such customers: (a) credits by reason of rejections, defects, recalls or returns, allowances, discounts and rebates to the customer (including those granted to managed-care entities and government agencies as well as entities that manage patient drug benefits); (b) freight and insurance costs on shipments to the customer; (c) trade, quantity or cash discounts allowed to the customer on the sale; and (d) sales, value-added and other direct taxes (including customs, duties and other similar governmental charges) incurred on the sale.

If a sale or other disposition with respect to Product is not at arm’s length, then the Net Sales from such sale or other disposition shall be the arm’s length fair market value of the Product, which will mean the Selling Party’s average sales price of such Product for the calendar quarter in the country in which in the sale took place.

If a Product under this Agreement is sold in the form of a Combination Product, then Net Sales for such Combination Product for purposes of calculating the royalties payable by MEI to Presage pursuant to Section 5.4 and the achievement of sales milestones pursuant to Section 5.3(c) shall be determined on a country-by-country basis by multiplying the Net Sales of the Combination Product by the fraction A/(A + B), where “A” is the average gross selling price during the previous calendar quarter of such Product sold separately and “B” is the gross selling price during the previous calendar quarter of the additional therapeutically active ingredient(s), or other product(s) or service(s). In the

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

event that separate sales of such Product or such additional therapeutically active ingredient, or other product or service were not made during the previous calendar quarter, then the Net Sales shall be reasonably allocated by MEI between such Licensed Product and such therapeutically active ingredient(s), or other product(s) or service(s) based upon their relative values.

For clarity, sales of Product by MEI or any of its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”, but the subsequent resale of Product shall be a sale and included within the computation of Net Sales (except in the case of a sale by a Sublicensee counterparty to an Outlicensing Transaction in which case consideration due to Presage shall be pursuant to Section 5.2). If a Product is sold or transferred for consideration other than solely cash, the monetary value of such other consideration shall be included in the calculation of Net Sales. Further, transfers or dispositions of Product by a Selling Party: (i) in connection with patient assistance programs; (ii) for charitable or promotional purposes; (iii) for preclinical, clinical, regulatory or governmental purposes or under so-called “named patient” or other limited access programs; or (iv) for use in any tests or studies reasonably necessary to comply with any Law, regulation or request by a Regulatory Authority shall not, in each case of (i) through (iv), be deemed sales of such Product for purposes of this definition of “Net Sales” to the extent such Selling Party does not receive consideration for such transfer or disposition in excess of such Selling Party’s costs to manufacture or obtain such supplies. “Net Sales” do not include sales of Products that contain only an Example Compound.

1.36

“Outlicensing Revenue” shall mean payments (or equity received in lieu of a cash payment) received by MEI or any of its Affiliates in connection with an Outlicensing Transaction, including any upfront payments, license maintenance fees, milestone payments or the like, as well as amounts received by MEI or any of its Affiliates based on sales of Products (including earned royalties, profit sharing payments and the like); provided, that “Outlicensing Revenue” does not include: (a) amounts received as reimbursement of, or payment for, internal costs and/or Out-of-Pocket Expenses, in each case, to the extent documented and actually incurred by MEI in Developing Compound and/or Product following entry into the Outlicensing Transaction, including costs of patent filing, prosecution, maintenance, enforcement, and/or defense, and costs incurred in performing of Development (including manufacturing process development) of the Compound and/or Product and/or other services provided by MEI to the counterparty to such Outlicensing Transaction as well as payments actually made by MEI to a Third Party under any Third Party Licenses (as defined below); (b) bona fide loans, to the extent unforgivable; (c) amounts paid for supplies of Compound and/or Product following entry into the Outlicensing Transaction, to the extent not in excess of MEI’s costs to manufacture or obtain such supplies, as applicable; and (d) amounts received for shares of MEI stock or debt (including rights to acquire MEI shares, such as warrants, convertible debt and the like) to the extent the amount paid for such MEI stock or debt is not in excess of market value at the time such stock or debt is actually acquired. For the avoidance of doubt, any amounts paid in consideration for the sale of all or substantially all of the business or assets of MEI or any of its Affiliates (whether by merger, sale of

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stock or assets, change of control or other transaction) or in consideration of any option to so acquire MEI or any of its Affiliates shall not constitute Outlicensing Revenue.

To the extent MEI or its Affiliate receives equity in lieu of cash payments in connection with an Outlicensing Transaction, for the purposes of calculating “Outlicensing Revenue” and the payments due to Presage under Section 5.2 below, the value of such equity shall be equal to the amount of the cash payments received by MEI or its applicable Affiliate for the sale of such equity (or any portion thereof).

With respect to each Outlicensing Transaction, Outlicensing Revenue shall be calculated after MEI receives reimbursement of the Development Costs accrued but not previously reimbursed through the date of MEI’s receipt of the relevant Outlicensing Revenue; provided, that once a given Development Cost has been reimbursed it will not be subject to reimbursement again (i.e., no “double counting” of any Development Costs for reimbursement purposes).

1.37	“Out-of-Pocket Expenses” means expenses actually paid by a Party or its Affiliate to any Third Party; provided, that “Out-of-Pocket Expenses” shall not include: (i) payments for such Party’s internal salaries or benefits; or (ii) payments made by such Party to a Third Party for facilities, utilities, general office or facility supplies, insurance, information technology, capital expenditures and the like which cannot be allocated specifically to the services or materials provided by such vendors or contractors directly in the performance of the applicable activity.

1.38	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.39	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.40	“Presage CIVO Platform Technology” means technologies Controlled by Presage as of the Effective Date or during the Term pertaining to [*CONFIDENTIAL*].

1.41	“Presage Inventory” means the Compound and Product set forth on Schedule 1.41.

1.42

“Presage Know-How” means, subject to Sections 6.6 and 6.7, all Know-How that is Controlled by Presage or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that is reasonably necessary or actually used in, the Development, manufacture, use, or Commercialization of the Compound or Product. The Presage Know-How shall include all Know-How set forth on Schedule 1.42. For clarity: (a) any and all Know-How licensed to Presage under the Third Party License Agreement is included in Presage Know-How; and (b) subject to the foregoing subclause (a), all

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Know-How Controlled by Presage constituting [*CONFIDENTIAL*] is excluded from the Presage Know-How.

1.43	“Presage Patents” means, subject to Sections 6.6 and 6.7, all Patent Rights that are Controlled by Presage or any of its Affiliates, as of the Effective Date or at any time thereafter during the Term, and that are reasonably necessary or actually used for, the Development, manufacture, use, or Commercialization of the Compound or Product. Listed on Schedule 1.43 are all Presage Patents existing as of the Effective Date; provided, that Presage shall update Schedule 1.43 from time-to-time to include any new Patent Rights within the Presage Patents that come to be Controlled by Presage or any of its Affiliates at any time during the Term on or following the Effective Date that are reasonably necessary or actually used for the Development, manufacture, use, or Commercialization of the Compound or Product. For clarity: (a) any and all Patent Rights licensed to Presage under the Third Party License Agreement are included in Presage Patents; and (b) subject to the foregoing subclause (a), all Patent Rights claiming [*CONFIDENTIAL*] is excluded from the Presage Patents.

1.44	“Presage Technology” means the Presage Patents the Presage Know-How and the Presage Inventory.

1.45	“Price Approvals” means, in those countries in the Territory where Regulatory Authorities may approve or determine pricing and/or pricing reimbursement for pharmaceutical products and such pricing or pricing reimbursement is required (or is reasonably commercially necessary) for the marketing and sale of a pharmaceutical product in such country, such pricing and/or pricing reimbursement approval or determination.

1.46	“Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that contains the Compound.

1.47	“Registration Study” means a human clinical trial, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied, as further described in 21 C.F.R. §312.21(c) (including, any such clinical study in any country other than the United States), which is designed and intended to be of a size and statistical power sufficient to serve as a pivotal study to support the filing of an MAA for the indication being studied.

1.48	“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.49	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, including Price Approvals, necessary for the Development, manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction. For the avoidance of doubt, Regulatory Approval to Commercialize Product shall include Price Approval.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

1.50	“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority or Governmental Body with respect to Product other than a Patent Right (e.g., pediatric exclusivity or any applicable data protection exclusivity).

1.51	“Representatives” means a Party’s employees, consultants, contractors, advisors and/or agents.

1.52	“Royalty Term” means, on a Product-by-Product and country-by-country basis, the period from the First Commercial Sale in such country until the later of the last date on which (a) the composition of matter of either (i) the Compound contained in such Product, or (ii) such Product, is Covered by a Valid Claim within the Presage Patents in such country, or (b) all Regulatory Exclusivity for such Product in such country expires, provided that, such Product contains a Compound that is not an Example Compound.

1.53	“Second Indication” means the use of Product for the treatment, prevention, palliation or cure of [*CONFIDENTIAL*].

1.54	“Senior Executive” means a member of senior management of a Party who is designated by such Party to resolve disputes under this Agreement.

1.55	“Sublicensee” means a Person other than an Affiliate of MEI to which MEI (or its Affiliate) has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1 (or an option to obtain a sublicense under or other rights to any of the license rights granted under Section 2.1). For clarity, “Sublicensee” includes both a Limited Sublicensee and a Sublicensee that is a counterparty to an Outlicensing Transaction.

1.56	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.57	“Territory” means all the countries of the world.

1.58	“Third Indication” means the use of Product for the treatment, prevention, palliation or cure of [*CONFIDENTIAL*].

1.59	“Third Party” means any Person other than Presage, MEI or any of their respective Affiliates.

1.60

“Third Party License Agreement” means any agreement entered into by a Party or its Affiliate with a Third Party, or any amendment or supplement thereto, in each case following the Effective Date, whereby royalties, fees or other payments are to be made by

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

a Party or its Affiliate to such Third Party for Patent Rights or other intellectual property rights are [*CONFIDENTIAL*] the Compound or Product in the Territory.

1.61	“United States” or “U.S.” means the United States of America, its territories and possessions.

1.62	“USD” or “$” means the lawful currency of the United States.

1.63	“Valid Claim” means a pending or issued claim of any Patent within the Presage Patents that: (a) has not been held unpatentable, invalid or unenforceable by a court or other government agency of competent jurisdiction in a decision from which no appeal can or has been taken; and (b) has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise. Notwithstanding the foregoing, if a claim of a pending patent application within the Presage Patents has not issued as a claim of a patent within [*CONFIDENTIAL*] after the filing date from which such claim takes priority, such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to paragraphs (a) and (b) above). For the purposes of this definition and Section 1.14 above, with respect to a pending patent application, the phrase to “infringe a Valid Claim …” or “infringe a claim …” means to engage in an activity that would infringe (i.e., by either directly infringing, contributorily infringing, or inducing infringement of) such Valid Claim or claim, as applicable, if it were contained in an issued patent.

Other Terms. Terms defined elsewhere in this Agreement will have the definitions set forth in this Agreement.

ARTICLE 2

LICENSES AND OTHER RIGHTS

2.1	Grant of License to MEI. Subject to the terms and conditions of this Agreement, Presage hereby grants to MEI an exclusive (even as to Presage), worldwide, royalty-bearing right and license (with the right to sublicense, subject to the provisions of Section 2.2) under the Presage Technology (a) to Develop, manufacture, use, import, export, sell and otherwise Commercialize Products, and (b) to Develop, use, manufacture, export and import Compounds, solely for the purposes of Developing, using, exporting, importing or manufacturing Products; in each case, within the Territory and for use within the Field.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

2.2	Grant of Sublicense by MEI.

(a)	Subject to the terms and conditions of this Agreement, MEI shall have the right, in its sole discretion, to grant sublicenses (through multiple tiers), in whole or in part, under the licenses granted in Section 2.1 (i) to any of its Affiliates in the Territory, solely for so long as such entity remains an Affiliate; and (ii) for the purposes of Developing, using, manufacturing, exporting, importing and/or Commercializing the Compound and Product, to a Third Party in the Territory; provided, however, that the granting by MEI of a sublicense shall not relieve MEI of any of its obligations hereunder and MEI shall remain responsible to Presage for all activities of its Affiliates and Sublicensees to the same extent as if such activities had been undertaken by MEI itself; provided further that neither MEI nor any of its Affiliates shall, without Presage’s prior written consent, grant or authorize any sublicense (including an option to obtain a sublicense or other rights) under the licenses granted in Section 2.1 to Commercialize a Product for a Major Market pursuant to which (1) [*CONFIDENTIAL*] and (2) [*CONFIDENTIAL*].

(b)	In any event, MEI shall ensure that each of its Sublicensees is bound by a written agreement containing provisions as protective of Presage, the Presage Know-How, Presage Patents, Compounds and Products as this Agreement. With respect to each sublicense under the Presage Know-How and/or Presage Patents granted by MEI to an Affiliate or a Third Party: (i) such sublicense shall not conflict with, and shall be subordinate to, the terms and conditions of this Agreement; and (ii) MEI shall remain responsible to Presage for the payments due under Article 5 below with respect to the activities and Net Sales of any such Affiliate or Sublicensee.

(c)	MEI shall provide a complete copy of any sublicense agreement consummating an Outlicensing Transaction promptly following the execution of the same; provided that MEI may redact terms not directly relevant to determining MEI’s compliance with this Agreement or any payments due to Presage hereunder in connection with such sublicense.

2.3	Technology Transfer.

(a)    Technology Transfer Plan. Presage will transfer to MEI (“Technology Transfer”) all Presage Know-How and Presage Inventory in accordance with this Section 2.3 and the technology transfer plan attached hereto as Schedule 2.3, Part 1 (the “Technology Transfer Plan”); provided that the number of free hours of Technology Transfer assistance provided under this Section 2.3(a) and as Presage Support under Section 3.3, in the aggregate shall not exceed [*CONFIDENTIAL*]; provided further that Presage’s provision of such assistance under this Section 2.3(a) and as Presage Support under Section 3.3 shall be subject to MEI’s reimbursement of any reasonable and documented Out-of-Pocket Expenses actually incurred by Presage on an on-going basis in providing such assistance. Presage hereby transfers to MEI (and MEI accepts) title to

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the Presage Inventory. Without limitation of the Technology Transfer Plan, within [*CONFIDENTIAL*] following the Effective Date, Presage will transfer to MEI (and MEI will accept) title to all applications and filings made by or on behalf of Presage with any Regulatory Authority with respect to the Compound or Product, including any IND, MAA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof. In addition, upon MEI’s written request, Presage shall (to the extent allowed or consented to by Law and permitted by the applicable agreement) work with MEI and any applicable counterparties to novate and/or assign to MEI those agreements related to the Compound or Product, if any, set forth on Schedule 2.3, Part 2 or, if such agreements cannot be assigned or novated, provide MEI reasonable assistance to enter into agreements directly with such counterparties.

(b)    Conduct of Technology Transfer. Each Party shall implement the Technology Transfer Plan in an orderly fashion and in a manner such that the value, usefulness and confidentiality of the transferred Presage Know-How, Presage Inventory and regulatory documentation are preserved in all material respects.

2.4	Governance. The Parties will establish a joint steering committee (“JSC”), consisting of two representatives of MEI and one representative of Presage, with the main purpose of serving as a forum for sharing information and facilitating communications between the Parties relating to MEI’s (and its Affiliates and Sublicensees) activities in connection with Compounds and Products pursuant to this Agreement, including reviewing and discussing MEI’s Development Plan for the Compound and Product, including any updates, additions or modifications thereto, and MEI shall consider any reasonable comments or suggestions that are provided by Presage in timely manner with respect to the Development Plan. Subject to Section 12.4, the JSC will meet at least [*CONFIDENTIAL*] each Calendar Year at such locations as the Parties may mutually agree, including by way of teleconference. Each Party shall bear its own costs in connection with its participation on the JSC. The JSC will have no decision making authority.

ARTICLE 3

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1

Development of the Product by MEI. Subject to the terms and conditions of this Agreement, as between Presage and MEI, MEI shall have the exclusive right, and sole responsibility and decision-making authority, to Develop the Compound and Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all clinical trials and non-clinical studies that MEI reasonably determines are required to obtain Regulatory Approval for Product in the Field. The Development of the Compound or Product shall be governed by, and performed in accordance with, a development plan prepared by MEI that describes the proposed overall program for Development (the “Development Plan”), including a proof of concept clinical trial consistent with the plan, timelines and budget for such a clinical trial attached hereto as Schedule 3.1 (the “POC Plan”). Subject to the terms and conditions of this Agreement, the Development Plan will be subject to MEI’s sole authority and direction

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

and may be updated by MEI from time to time, provided that MEI [*CONFIDENTIAL*] the POC Plan [*CONFIDENTIAL*].

(a)    Initial Development Plan. Promptly following the Effective Date, and in any event within [*CONFIDENTIAL*] following the Effective Date, MEI shall provide to Presage an initial Development Plan. Such Development Plan shall outline all of the material Development activities planned to be conducted in order to obtain Regulatory Approval for Product in the Major Markets.

(b)    Updates and Changes to the Development Plan. MEI shall provide to Presage, via the JSC, an updated version of the Development Plan at least [*CONFIDENTIAL*], no later than [*CONFIDENTIAL*]; and such updated Development Plan shall include an equivalent level of detail regarding the material Development activities for Compound and Products as the level of detail included in the initial Development Plan.

3.2	Commercialization and Clinical and Commercial Manufacturing. Subject to the terms and conditions of this Agreement, as between Presage and MEI: (i) MEI shall have the exclusive right, and sole responsibility and decision-making authority, to manufacture the Compound and Product and Commercialize Product itself or through one or more Affiliates or Sublicensees or other Third Parties selected by MEI, and (ii) MEI shall have the sole authority to select trademarks for the Product and shall own all such trademarks.

3.3	Presage Support. Upon reasonable, advance, written notice and during regular business hours, Presage shall make its Representatives that are knowledgeable regarding the Presage Technology, the Compound or Product available to MEI for scientific and technical explanations, advice and on-site support that may reasonably be required by MEI relating to the Development and/or manufacturing of the Compound and Product (the “Presage Support”), including regulatory matters with respect thereto. The Presage Support shall be provided by Presage free-of-charge for a period of [*CONFIDENTIAL*] following the Effective Date of this Agreement, subject to the limitations set forth in Section 2.3(a).

3.4	Right to Subcontract of MEI. MEI may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 2.1) by subcontracting the exercise or performance of all or any portion of such rights and obligations on MEI’s behalf; provided that any such subcontract entered into by MEI, that is also a sublicense under any of the license rights granted under Section 2.1, must comply with the terms and conditions of this Agreement applicable to such sublicenses and any such subcontractor, that is also a Sublicensee, must comply with the terms and conditions of this Agreement applicable to Sublicensees. Any subcontract granted or entered into by MEI as contemplated by this Section 3.4 of the exercise or performance of all or any portion of the rights or obligations that MEI may have under this Agreement shall not relieve MEI from any of its obligations under this Agreement.

3.5

Diligence by MEI. Subject to [*CONFIDENTIAL*], MEI shall use (including by causing its Affiliates and/or Sublicensees to use) Commercially Reasonable Efforts to (a) Develop and seek Regulatory Approval for [*CONFIDENTIAL*] Product and (b)

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subject to receipt of Regulatory Approval, Commercialize [*CONFIDENTIAL*] Product. MEI shall have the exclusive right to determine, in its sole discretion, the launch strategy for Product, subject to its exercise of Commercially Reasonable Efforts and the other terms and conditions of this Agreement. Activities by MEI’s Affiliates and Sublicensees will be considered as MEI’s activities under this Agreement for purposes of determining whether MEI has complied with its obligation to use Commercially Reasonably Efforts under this Section 3.5. For clarity, but without limiting the first sentence of this Section 3.5, (i) MEI shall have no obligation to Develop or Commercialize Product in any particular country or countries and (ii) MEI shall be relieved of its diligence obligations under this Section 3.5 starting from the date that MEI provides Presage with a termination notice pursuant to Section 10.2 or 10.3.

3.6	Reporting. MEI shall keep Presage reasonably informed as to its (and its Affiliates’ and Sublicensees’) plans for, and progress of, Development and Commercialization activities relating to Product within the Territory, including the receipt of Regulatory Approval in a Major Market or any other country of the Territory and the commercial launch of a Product in any country of the Territory, by way of updates to the JSC at its meetings, and as otherwise reasonably requested by Presage from time-to-time. Without limiting the foregoing, MEI shall, within [*CONFIDENTIAL*], provide Presage with a written report (each, an “Update Report”) summarizing in reasonable detail its and its Affiliates’ and Sublicensees’ major Development and, as applicable, Commercialization activities conducted during the [*CONFIDENTIAL*]. All information and reports provided to Presage pursuant to this Section 3.6 shall be treated as Confidential Information of MEI hereunder. Notwithstanding the foregoing, MEI’s obligation to provide Update Reports under this Section 3.6 shall expire: (a) with respect to Development upon the First Commercial Sale of Product in a Major Market, and (b) with respect to Commercialization, upon the [*CONFIDENTIAL*] of the First Commercial Sale of Product.

ARTICLE 4

REGULATORY MATTERS

4.1	Regulatory Filings. As between MEI and Presage, MEI shall own and maintain all regulatory filings and Regulatory Approvals for Product, including all INDs and MAAs.

4.2

Communications with Authorities. Subject to the terms and conditions of this Agreement, MEI (or one of its Affiliates or Sublicensees) shall be responsible, and act as the primary point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Product. Following the Effective Date, except to the extent required by Law, Presage shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities without MEI’s prior written consent. To the extent Presage receives any written or oral communication from any Regulatory Authority relating to Compound or Product, Presage shall (a) refer such Regulatory Authority to MEI, and (b) as soon as reasonably practicable (but in any event within [*CONFIDENTIAL*]), notify MEI and provide MEI with a copy of any written communication received by Presage or, if applicable, complete and accurate minutes of such oral communication. Upon reasonable, advance,

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written notice, at the request of MEI, Presage shall make available to MEI a qualified Representative who shall, together with Representatives of MEI, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Presage Technology, subject to MEI’s reimbursement of any reasonable and documented Out-of-Pocket Expenses actually incurred by Presage in providing such assistance.

4.3	Adverse Event Reporting. The Parties agree to comply with any and all Laws that are applicable as of the Effective Date and thereafter during the Term in connection with Product safety data collection and reporting. If Presage has or receives any information regarding any Adverse Event which may be related to the use of Product, then Presage shall provide MEI with all such information in English within such reasonable timelines which enable MEI to comply with all Laws and relevant regulations and requirements.

4.4	Recalls. MEI shall have the sole right to determine whether and how to implement a recall or other market withdrawal of Product.

ARTICLE 5

FINANCIAL PROVISIONS

5.1	Initial Fees.

(a)    Upfront. MEI shall pay, or cause to be paid, to Presage a fee of One Million Nine Hundred Thousand Dollars ($1,900,000), within [*CONFIDENTIAL*] after the Effective Date.

(b)    Presage Inventory. In consideration for the transfer of the Presage Inventory and the manufacturing costs Presage incurred in connection therewith, MEI shall pay, or cause to be paid, to Presage an additional fee of One Million Dollars ($1,000,000), within [*CONFIDENTIAL*] following the earlier to occur of (i) [*CONFIDENTIAL*]; or (ii) [*CONFIDENTIAL*].

(c)    Refundability. The fees set forth in this Section 5.1 shall not be refundable or creditable against any future milestone payments, royalties or other payments by MEI to Presage under this Agreement; provided, that nothing in this Section 5.1 is intended to limit either Party’s rights to pursue or obtain damages arising from a breach of this Agreement.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

5.2	Outlicensing Revenue.

(a)    Outlicensing Transactions. In the event that a Sublicensee is granted the right (including an option to obtain rights) to Commercialize a Product that contains a Compound that is not an Example Compound in one or more countries within the Territory (an “Outlicensing Transaction”), then MEI will (on an Outlicensing Transaction-by-Outlicensing Transaction basis) pay Presage a percentage of the Outlicensing Revenue received by MEI or any of its Affiliates in connection with such Outlicensing Transaction based on the table below related to the time at which such Outlicensing Transaction occurs:

Outlicensing Transaction Executed:	Percent of Outlicensing Revenue:
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

(b)    Minimum Cumulative Revenues. If MEI enters into an Outlicensing Transaction prior to the first dosing the first subject in the first Registration Study for a Major Market, then cumulative Outlicensing Revenues from such Outlicensing Transaction, and/or other consideration, paid and/or owed to Presage pursuant to Sections 5.2, 5.3 and 5.4 (i.e., exclusive of amounts paid under Section 5.1) (collectively, “Cumulative Revenues”) shall be no less than [*CONFIDENTIAL*] following the first dosing of the first subject with Product in a Registration Study for a Major Market by MEI or its Affiliate or Sublicensee and within [*CONFIDENTIAL*] of such dosing, MEI will pay Presage a supplemental one-time payment equal to the difference between [*CONFIDENTIAL*] and the Cumulative Revenues.

(c)    Reductions. Payments due under this Section 5.2 shall be subject to a credit in accordance with Section 5.3(b), to the extent applicable.

(d)    Intersection with Milestones and Royalties. From and after the effective date of termination of any Outlicensing Transaction, the provisions of this Section 5.2 shall cease to apply to the territory formerly subject to such Outlicensing Transaction and the provisions of Sections 5.3 and 5.4 shall apply to the Development and Commercialization activities of MEI, its Affiliates and/or Sublicensees (other than the Sublicensee formerly a counterparty to such Outlicensing Transaction (and its sublicensees) to the extent such Sublicense retains any post-term rights to Develop or Commercialize Products in accordance with the terms of such Outlicensing Transaction and any payments by such Sublicensee to MEI or its Affiliate shall remain subject to payments to Presage pursuant to Section 5.2(a) above) in such territory, unless and until MEI enters into a subsequent Outlicensing Transaction with respect to such territory; provided, that, for clarity, to the extent that an Outlicensing Transaction is terminated or expires and the Sublicensee counterparty to such Outlicensing Transaction retains a fully paid-up license following such expiration or termination pursuant to the terms of such Outlicensing Transaction, then no amounts will be due under Section 5.4(a) of this Agreement in connection with

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sales of the Product by or on behalf of such Sublicensee (including by its sublicensees) going forward. From and after the effective date of a Change of Control of MEI, the provisions of this Section 5.2 shall cease to apply, and the provisions of Sections 5.3 and 5.4 shall apply, with respect to the Person that acquires control of MEI to the extent that such Person or its Affiliate is a counterparty to an Outlicensing Transaction. For clarity, from and after any such Change of Control, Section 5.2 shall continue to apply with respect to any other Outlicensing Transactions.

(e)    Outlicensing Revenue Payment Timing. MEI shall pay Presage amounts due in connection with Outlicensing Revenue under this Section 5.2 within [*CONFIDENTIAL*] of MEI’s receipt of such Outlicensing Revenue.

(f)    Outlicensing Revenue Recordkeeping; Reports. Within [*CONFIDENTIAL*] after the end of each Calendar Quarter commencing with the first Calendar Quarter in which an Outlicensing Transaction has been executed, MEI shall deliver to Presage an accurate written report setting out in reasonable detail, on an Outlicensing Transaction-by-Outlicensing Transaction basis, the information necessary to calculate Outlicensing Revenue payments due under this Section 5.2 with respect to each Outlicensing Transaction, including: (a) the date of execution of each Outlicensing Transaction; (b) gross amounts received by MEI or any of its Affiliates with respect to each Outlicensing Transaction in the relevant Calendar Quarter (including if applicable an equity received by MEI in connection with an Outlicensing Transaction); (c) Outlicensing Revenue paid and/or payable to Presage with respect to each Outlicensing Transaction in the relevant Calendar Quarter; and (d) all relevant exchange rate conversions in accordance with Section 5.6 below. Such report shall be deemed “Confidential Information” of MEI subject to the obligations of Article 7 of this Agreement. For [*CONFIDENTIAL*] after the end of each Calendar Quarter commencing with the first Calendar Quarter in which an Outlicensing Transaction has been executed, MEI shall, and shall ensure that its Affiliates and Sublicensees, keep complete and accurate records in sufficient detail to confirm the accuracy of the Outlicensing Revenue calculations and payments with respect to Outlicensing Revenue made hereunder.

5.3	Milestone Payments. In the event that MEI, its Affiliate or Limited Sublicensee achieves any of the milestone events described in Section 5.3(a), MEI shall pay, or cause to be paid, to Presage the indicated milestone payments with respect to the first achievement of each milestone event described in this Section 5.3.

(a)    Development Milestones.

Development Event:	Payment:
First dosing of the first subject with Product in the first Registration Study in any country for the First Indication (“Development Milestone One”)	$2,000,000
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

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For the avoidance of doubt, the total maximum milestones payable under this Section 5.3(a) shall not exceed [*CONFIDENTIAL*]. Any Outlicensing Revenue paid to Presage prior to the achievement of Development Milestone One shall be creditable against the payment of Development Milestone One such that the amount of Development Milestone One shall be reduced in an amount equal to the amount of Outlicensing Revenue received by Presage prior to the date such milestone is achieved. Development Milestones may only be triggered by a Product that contains a Compound that is not an Example Compound.

(b)    Regulatory Milestones.

Regulatory Event:	Payment:
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

For the avoidance of doubt, the total maximum milestones payable under this Section 5.3(b) shall not exceed [*CONFIDENTIAL*]. Any payments made under this Section 5.3(b) shall be fully creditable against Outlicensing Revenue that is due pursuant to Section 5.2 in connection with the territory(ies) in which the milestone(s) under this Section 5.3(b) had been paid such that the amount of any Outlicensing Revenue due to Presage with respect to the same territory for which a milestone payment has already been made under this Section 5.3(b) shall be reduced by an amount equal to such milestone payment. For example, if MEI received Regulatory Approval to Commercialize Product in the U.S. and pays the milestone payment set forth in this Section 5.3(b) that is due upon receipt of the first Regulatory Approval for a Product in the U.S. and then enters into an Outlicensing Transaction with respect to the U.S., MEI shall be entitled to retain the first [*CONFIDENTIAL*] of Outlicensing Revenue that would have been paid to Presage under Section 5.2, but for the credit set forth in this Section 5.3(b). Regulatory Milestones may only be triggered by a Product that contains a Compound that is not an Example Compound.

(c)    Sales Milestones.

First Time [*CONFIDENTIAL*] Calendar Year Aggregate Net Sales Equal or Exceed:	Payment:
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

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For the avoidance of doubt, the total maximum milestones payable under this Section 5.3(c) shall not exceed [*CONFIDENTIAL*]. [*CONFIDENTIAL*].

(d)    Frequency. With respect to each milestone described in this Section 5.3, the milestone payments to be made under this Agreement shall be due and payable only once, regardless of the number of Products Developed or Commercialized or whether a Product is discontinued after a milestone payment has been made.

(e)    Intersection with Outlicensing Transactions. For clarity, no milestone payments shall be due to Presage under this Section 5.3 in the event that the milestone is achieved by or on behalf of a Sublicensee counterparty to an Outlicensing Transaction exercising rights under such Outlicensing Transaction (including any post-term rights to Develop and/or Commercialize Products) (in such case compensation due to Presage shall pass through Section 5.2).

(f)    Milestone Payment Timing. MEI shall promptly notify Presage in writing of the achievement of any milestone event described above and shall pay the corresponding milestone payment within [*CONFIDENTIAL*] following such achievement of a development or regulatory milestone set forth in Section 5.3(a) or 5.3(b) above and within [*CONFIDENTIAL*] following such achievement of a sales milestone set forth in Section 5.3(d) above.

5.4	Royalty Payments for Product.

(a)    Royalty Rate. In the event that MEI or an MEI Affiliate or Limited Sublicensee sells Product to the market, MEI shall, during the Royalty Term, pay to Presage a royalty on the Net Sales of Product for each Calendar Year at the percentage rates set forth below (subject to Section 5.5) as calculated by multiplying the applicable percentage rates set forth in the table below by the corresponding amount of incremental Net Sales of Product in the applicable Calendar Year; provided, that, for clarity, the sales to be considered expressly exclude sales in any countries by a Sublicensee under an Outlicensing Transaction (including sales made under any post-term rights permitted pursuant to the applicable Outlicensing Transaction):

Annual [*CONFIDENTIAL*] Net Sales of Product per Calendar Year	Incremental Royalty Rate
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]
[*CONFIDENTIAL*]	[*CONFIDENTIAL*]

[*CONFIDENTIAL*]

(b)    Net Sales Subject to Royalty Payments. [*CONFIDENTIAL*] In addition, in no event shall the manufacture of a Product give rise to a royalty obligation. For clarity, MEI’s obligation to pay royalties to Presage under this Article 5 is imposed only once with respect to the same unit of Product regardless of the number of Presage Patents pertaining thereto.

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(c)    Intersection with Outlicensing Transactions. For clarity, no royalty payments shall be due to Presage under this Section 5.4 in connection with sales by or on behalf of a Sublicensee counterparty to an Outlicensing Transaction while such Outlicensing Transaction is in effect (including, to the extent that an Outlicensing Transaction is terminated or expires and the Sublicensee counterparty to such Outlicensing Transaction retains a license to Commercialize Products, sales of Product by or on behalf of such Sublicensee going forward (including by its sublicensees)) provided that, for clarity, in such case, compensation due to Presage with respect to Product sales shall be, to the extent applicable, pursuant to Section 5.2.

(d)    Royalty Payment Timing. Within [*CONFIDENTIAL*] after the end of each Calendar Quarter commencing with the first Calendar Quarter in which Product has been sold, MEI shall deliver to Presage, together with the applicable royalty payment due for such Calendar Quarter, an accurate written report setting out in reasonable detail (including on a Product-by-Product basis where applicable) the information necessary to calculate royalty payments due under this Section 5.4 with respect to Net Sales of Product in the Territory during such Calendar Quarter, including: (a) units of Product sold during the relevant calendar quarter; (b) gross sales of Product in the relevant Calendar Quarter; (c) Net Sales of Product in the relevant Calendar Quarter; (d) all relevant deductions or credits due to MEI in accordance with the terms of this Agreement; and (e) all relevant exchange rate conversions in accordance with Section 5.6 below. Such report shall be deemed “Confidential Information” of MEI subject to the obligations of Article 7 of this Agreement. For [*CONFIDENTIAL*] after the end of each Calendar Quarter in which sale of Product by or on behalf of MEI or its Affiliate or Limited Sublicensee, occurs, MEI shall, and shall ensure that its Affiliates and such Sublicensees, keep complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

(e)    Conflicts of Interest. [*CONFIDENTIAL*].

5.5	Third Party License Agreements and Existing Third Party Agreement. If MEI or any of its Affiliates or Limited Sublicensee is required to pay a Third Party amounts under a Third Party License Agreement(s) (“Third Party Royalties”), MEI will be entitled to deduct from any amount payable to Presage under Section 5.4 with respect to Product, an amount equal to [*CONFIDENTIAL*] of any Third Party Royalties paid by MEI or its Affiliates or Limited Sublicensee pursuant to such Third Party License Agreement(s) in respect of such Product which gave rise to the payment obligation under Section 5.4; provided, that any such deduction shall not reduce the amount otherwise payable beneath [*CONFIDENTIAL*] of the amounts that would otherwise have been due to Presage under Section 5.4. Without limiting the foregoing, Presage shall be responsible for the timely payment of any amounts due under any Existing Third Party Agreement, and in the event that Presage shall fail to make any payment when due under such Existing Third Party Agreement, MEI shall have the right to make such payment on behalf of Presage. In such event, Presage shall promptly reimburse MEI any such amounts paid by MEI or, at MEI’s election, MEI may offset such amounts paid by MEI against any future amounts payable to Presage hereunder.

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5.6	Mode of Payment and Currency. All payments to Presage hereunder shall be made by deposit of USD in the requisite amount to such bank account as Presage may from time to time designate by written notice to MEI. With respect to sales not denominated in USD, MEI shall convert applicable sales in foreign currency into USD by using the average of the exchange rates for the purchase and sale of United States Dollars reported by the Wall Street Journal (U.S., Western Edition) on the last business day of the calendar quarter to which such royalty or other payments relate. Based on the resulting sales in USD, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual written agreement, and any change shall be consistent with the local Law at the place of payment or remittance.

5.7	Legal Restrictions. If at any time legal restrictions prevent the remittance by MEI of all or any part of any amounts due hereunder with respect to any given country, MEI shall have the right and option to make such payment either by depositing the amount thereof in local currency to an account in the name of Presage in a bank or other depository selected by Presage in such country.

5.8

Audits. During the Term and for [*CONFIDENTIAL*] thereafter, and not more than [*CONFIDENTIAL*] in each Calendar Year, MEI shall permit, and shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensee to permit, an independent certified public accounting firm of nationally recognized standing selected by Presage, and reasonably acceptable to MEI or such Affiliate or Sublicensee, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of MEI and its Affiliates and such Sublicensees to verify the accuracy of the reports and payments under this Article 5 (“Initial Audit”). Such review may cover the records for any Calendar Year ending not more than [*CONFIDENTIAL*] prior to the date of such request. The accounting firm shall disclose to Presage and MEI only whether the payments made were correct or incorrect. No other information shall be provided to Presage. If such accounting firm concludes that additional amounts were owed with respect to such period, and MEI agrees with such calculation, MEI shall pay the additional undisputed amounts within [*CONFIDENTIAL*] after the date Presage delivers to MEI such accounting firm’s written report together with interest on such unpaid amounts at the rate set forth in Section 5.9. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or, at Presage’s election, shall be reimbursed to MEI within [*CONFIDENTIAL*] after the date Presage delivers to MEI such accounting firm’s written report. If MEI disagrees with such calculation, it may retain its own independent certified public accounting firm of recognized standing and reasonably acceptable to Presage, to conduct a review (“Confirmatory Audit”), and if such firm concurs with the other accounting firm, MEI shall make the required payment within [*CONFIDENTIAL*] after the date MEI receives the report of its accounting firm together with interest on such unpaid amounts at the rate set forth in Section 5.9. If MEI’s accounting firm does not concur, MEI and Presage shall meet and negotiate in good faith a resolution of the discrepancies between the two firms. Presage shall pay for the cost of [*CONFIDENTIAL*], unless MEI has underpaid Presage by the greater of

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[*CONFIDENTIAL*] of the payments due hereunder for the period being audited, in which case MEI shall pay for the costs of [*CONFIDENTIAL*]. In any event, MEI shall pay for the cost of [*CONFIDENTIAL*]. Each Party shall treat all information that it receives under this Section 5.8 in accordance with the confidentiality provisions of Article 7 of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the other Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for such Party to enforce its rights under this Agreement.

5.9	Overdue Payments. If any amounts payable by MEI to Presage under this Agreement that are not paid when due, such outstanding amounts shall accrue interest (from the date such amounts were due through and including the date upon which full payment is made) at the prime rate as reported by the Wall Street Journal (U.S., Western Edition) on the date such payment is due, plus an additional [*CONFIDENTIAL*], or the maximum rate permitted by applicable Law, whichever is less. This Section 5.9 shall in no way limit any other remedies available to the Parties.

5.10	Taxes. Presage shall be responsible for the payment of any and all state, local or federal income Taxes and the like levied against Presage on account of the payments to Presage by or on behalf of MEI under this Agreement. If Law requires that Taxes be deducted and withheld from payments under this Agreement, MEI shall: (a) deduct those Taxes and interests and penalties assessed thereon as required by law from the payment owed by MEI hereunder; (b) pay such Taxes to the proper Governmental Body; (c) send evidence of the obligation together with proof of Tax payment to Presage within [*CONFIDENTIAL*] following such payment; (d) remit the net amount, after deductions or withholding made under this Section 5.10; and (e) cooperate with Presage, in any way reasonably requested by Presage, to obtain available reductions, credits or refunds of such Taxes; provided, however, that Presage shall reimburse MEI for MEI’s Out-of-Pocket Expenses incurred in providing such assistance.

ARTICLE 6

INVENTIONS AND PATENTS

6.1	Certification Under Drug Price Competition and Patent Restoration Act. Each Party shall immediately give written notice to the other Party of any certification of which they become aware filed pursuant to 21 U.S.C. Section 355(b)(2)(A) (or any amendment or successor statute thereto) claiming that any Presage Patents Covering Compound or Product, or the Development, manufacture, use or Commercialization of Compound or Product, are invalid or unenforceable, or that infringement will not arise from the research, development, manufacture, use, commercialization or sale of a Product by a Third Party.

6.2	Listing of Patents. MEI shall have the sole right to determine which of the Presage Patents, if any, shall be listed for inclusion in the Approved Drug Products with Therapeutic Equivalence Evaluations pursuant to 21 U.S.C. Section 355, or any successor Law in the United States, together with any comparable Laws in any other country.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

6.3	Patent Prosecution and Maintenance. MEI shall have the first right, but not the obligation, to file, prosecute and maintain Presage Patents in Presage’s name, at MEI’s cost and expense, including, at MEI’s discretion, obtaining patent term extensions for Presage Patents. MEI shall keep Presage reasonably informed of the status of the filing and prosecution of Presage Patents or related proceedings (e.g., interferences, oppositions, reexaminations, reissues, revocations or nullifications). At MEI’s request, Presage will provide MEI with reasonable assistance in prosecuting Presage Patents to the extent possible, including providing such data in Presage’s possession that is, in MEI’s reasonable judgment, needed to support the prosecution of a Presage Patent. If MEI elects not to file or to continue to prosecute or maintain a Presage Patent in Presage’s name, then it shall notify Presage in writing at [*CONFIDENTIAL*] before any deadline applicable to the filing, prosecution or maintenance of such Presage Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Presage Patent in such country or possession. In such case, Presage shall have the right to pursue the filing or support the continued prosecution or maintenance of such Presage Patent at its sole discretion. MEI shall own any Know-How developed by MEI or any of its Affiliates or a Third Party on behalf of MEI and shall have the right, but not the obligation, to file, prosecute and maintain Patent Rights covering or claiming any such Know-How (“MEI Patent”).

6.4	Enforcement of Patents and Know-How.

(a)    Notice. If either Party reasonably believes that any Presage Patent in the Territory is being infringed by a Third Party, or is subject to a declaratory judgment action arising from such infringement pursuant to which a Third Party claims that any Presage Patent is invalid or unenforceable, or a Third Party is engaged in an unauthorized use or misappropriation of any Presage Know-How that pertains to the Compound or a Product in the Territory (an “Infringing Activity”), the Party possessing such knowledge or belief shall promptly notify the other Party and provide it with details of such infringement or claim that are known by such Party. In addition, in the event that Presage believes that any Patent Right Controlled by MEI or any of its Affiliates that relates to the Compound and/or Product, including the composition, method of use and/or method of manufacture thereof, including any MEI Patent, if any, is being infringed by a Third Party or is subject to a declaratory judgment action arising from such infringement pursuant to which a Third Party claims that any MEI Patent is invalid or unenforceable, Presage shall promptly notify MEI and provide it with details of such infringement or claim.

(b)    Right to Bring an Action. MEI shall have the first right and authority, but not the obligation, to enforce the Presage Technology in the Territory with respect to such Infringing Activity, or to defend any declaratory judgment action with respect thereto, in the Territory (each, an “Action”) and to compromise or settle any such Action. MEI agrees not to settle any Action, or make any admissions or assert any position in such Action, in a manner that could materially adversely affect the validity, enforceability or scope of any Presage Patent or applicable Presage Know-How, as the case may be, or could otherwise materially adversely affect Presage’s rights or interests in the Compound

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

and/or Product, without the prior written consent of Presage, which consent shall not be unreasonably withheld conditioned or delayed. In the event that MEI fails to initiate an Action under this Section 6.4(b) to enforce the Presage Technology, within [*CONFIDENTIAL*] of a request by Presage to initiate such Action, Presage may initiate such Action, at its own expense. In such case, MEI shall cooperate in such Action at Presage’s expense. Presage agrees not to settle any Action or make any admissions or assert any position in such Action, in a manner that would materially adversely affect MEI’s rights or interests in the Compound or Product in the Territory, without the prior written consent of MEI, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)    Cooperation. The Party controlling an Action pursuant to Section 6.4(b) shall be the “Controlling Party.” The Controlling Party shall keep the other Party reasonably informed of the progress of such Action and the other Party shall have the right to participate in such Action with counsel of its own choice and at its own expense. At the Controlling Party’s request, the other Party shall cooperate fully with the Controlling Party in connection with any such Action as the Controlling Party may request, including providing the Controlling Party with all relevant documentation (as may be requested by the Controlling Party) evidencing that the Controlling Party is validly empowered by the other Party to control the defense and settlement of such an Action and executing such documents as the Controlling Party may reasonably request. To the extent necessary or so requested by the Controlling Party, the other Party agrees to join the Controlling Party in such Action as a nominal party, to the extent necessary or so requested by the Controlling party, including if such Controlling Party reasonably determines that it is necessary to demonstrate “standing to sue.”

(d)    Distribution of Amounts Recovered. Any amounts recovered by taking an Action pursuant to this Section 6.4, whether by settlement or judgment, shall be allocated in the following order: (i) to pay [*CONFIDENTIAL*]; (ii) to reimburse the Parties for any costs incurred (pro rata to the extent funds are not available for full reimbursement of both Parties); and (iii) the remaining amount of such recovery shall be allocated [*CONFIDENTIAL*] to the Party initiating or defending such Action and [*CONFIDENTIAL*] to the other Party.

(e)    MEI Patents. MEI shall have the sole right and authority, but not the obligation, to enforce MEI Patents against any Third Party infringer; provided, that Presage shall, upon MEI’s request, provide reasonable assistance to MEI with respect thereto, including providing access to relevant documents and other evidence and making its employees available, subject to MEI’s reimbursement of any Out-of-Pocket Expenses incurred on an on-going basis in providing such assistance.

6.5	Third Party Actions Claiming Infringement.

(a)    Notice. If a Party becomes aware of any claim or assertion made by a Third Party against either Party that claims that the Compound or Product, or its use, Development, manufacture or Commercialization infringes or misappropriates such Third Party’s intellectual property rights (“Third Party Action”), then such Party shall promptly notify

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

the other Party of all details regarding such claim or action that is reasonably available to such Party and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.

(b)    Right to Defend. Unless the Parties otherwise agree in writing, each Party shall have the right to defend itself against a suit that names such Party as a defendant using counsel reasonably acceptable to the other Party.

(c)    Consultation. The Party defending a Third Party Action pursuant to Section 6.5(b) shall be the “Defending Party.” The Defending Party shall keep the non-Defending Party reasonably informed of all material developments in connection with any such Infringement Action. The Parties shall reasonably cooperate with each other in all such actions or proceedings.

(d)    Appeal. In the event that a judgment in a Third Party Action is entered against the Defending Party and an appeal is available, the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action; provided, that, for clarity, nothing in this Section 6.5(d) shall restrict either Party (as the Defending Party) from appealing at its sole discretion.

(e)    Costs of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article 9, the Defending Party shall pay all costs associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action (as provided in the last sentence of this paragraph). The non-Defending Party will be entitled to participate in the defense and/or settlement of any Third Party Action at its own expense with independent counsel of its own choice, at its own expense.

(f)    No Settlement Without Consent. Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Presage Patent is invalid or unenforceable without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and, in the case of Presage, Presage may not settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect MEI’s rights and benefits hereunder, without MEI’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Further, MEI agrees not to settle or otherwise compromise any Third Party Action or make any admissions or assert any position in such Third Party Action, in a manner that could adversely affect the Presage Patents, Compound, a Product, and/or the manufacture, use or sale of a Compound and/or a Product without Presage’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

6.6	Existing Third Party Agreement; Third Party License Agreements.

(a)    Existing Third Party Agreement.    The obligations of Presage and the rights of MEI under this Agreement shall be subject to, and limited by, the terms of the Existing Third Party Agreement that are summarized and identified on Schedule 1.19.

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(b)    Third Party License Agreements. If, after the Effective Date, Presage enters into any Third Party License Agreement, then Presage shall so notify MEI and the following shall apply: The rights and licenses granted to MEI under this Agreement with respect to such Third Party License Agreement shall be subject to MEI (i) agreeing to be bound by the terms of any such Third Party License Agreement applicable to a sublicensee thereunder and (ii) promptly reimbursing Presage for any milestones, royalties or other amounts that become owing to such Third Party by reason of the grant to, or exercise by or under the authority of, MEI of such rights with respect to such Third Party License Agreement and MEI shall reimburse Presage for a reasonable portion of any upfront fee or other similar amounts paid in connection entering into such Third Party License Agreement that is allocable to the rights granted to MEI under such Third Party License Agreement hereunder; provided, that, any milestones, royalties or other amounts owing to such Third Party cannot be disproportionately allocated to the Compound, Product or MEI’s rights hereunder (e.g., the royalty for Product sales cannot be greater than the royalty due for any other product under the agreement) and, in the event of any such disproportion, the Parties shall reasonably agree regarding a reasonable allocation for purposes of this Agreement. Upon request by MEI, Presage shall disclose to MEI a true, complete and correct written description of such payment and other obligations, and MEI’s obligation to reimburse such amounts following such request shall be limited to those payment obligations as so disclosed by Presage. In the event MEI does not promptly agree in writing to reimburse Presage for such amounts upon request (subject to such amounts being reasonably allocated to the Compound, Product or MEI’s rights hereunder; provided, that, to the extent a Party believes amounts have not been reasonably allocated, it shall notify the other Party and the Parties shall promptly resolve such dispute in accordance with Article 11), or to be bound by the terms of such Third Party License Agreement applicable to a sublicensee thereunder, then the rights licensed under such Third Party License Agreement shall thereafter be deemed excluded from the Presage Patents and/or Presage Know-How, as applicable, hereunder. The reimbursement made by MEI to Presage under this Section 6.6(b) may then be treated by MEI as Third Party Royalties under Section 5.5 above.

6.7	Acquisition of Presage. Notwithstanding any provision to the contrary in this Agreement, Presage Patents, Presage Know-How, Compound and/or Products shall not include, and Presage or its Affiliate shall not be deemed to Control: (i) [*CONFIDENTIAL*], and (ii) [*CONFIDENTIAL*]. [*CONFIDENTIAL*].

ARTICLE 7

CONFIDENTIALITY

7.1

Confidentiality Obligations. Each Party agrees that, for the Term and for [*CONFIDENTIAL*] thereafter, such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, and the Product Information, unless such information: (a) is or becomes generally available to the public other than as a result of disclosure by the recipient or any of its Representatives; (b) is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party without

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

obligations of confidentiality; (c) is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information or the Product Information; or (d) is lawfully obtained by recipient from a Third Party that has not breached any obligations of confidentiality. The recipient shall not disclose any of the disclosing Party’s Confidential Information, or the Product Information, except to the recipient’s Representatives who need to know such Confidential Information, or the Product Information, for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by written obligations of non-use and non-disclosure at least as protective of the disclosing Party and its Confidential Information, and the Product Information, as those set forth herein. The recipient shall be responsible for any disclosure or use of the disclosing Party’s Confidential Information, or the Product Information, by such Representatives. The recipient shall protect the disclosing Party’s Confidential Information, and the Product Information, using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information and the Product Information; (ii) promptly notify the other Party of any unauthorized access to or disclosure of such other Party’s Confidential Information or the Product Information; and (iii) upon reasonable request, cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

7.2	Limited Use and Disclosure. Notwithstanding Section 7.1, a Party may use and disclose the Confidential Information of the other Party, or the Product Information, for the purpose of performing its obligations, or exercising its rights, under this Agreement, including for purposes of: (a) filing or prosecuting patent applications, subject to the terms of Section 6.3; (b) prosecuting or defending litigation; (c) conducting pre-clinical studies or clinical trials pursuant to this Agreement; (d) seeking or maintaining Regulatory Approval of the Product; or (e) complying with Law, including securities Law and the rules of any securities exchange or market on which a Party’s securities are listed or traded.

7.3	Required Disclosure. The recipient may disclose the disclosing Party’s Confidential Information, or the Product Information, to the extent required by Law or court order; provided, however, that the recipient promptly provides to the disclosing party prior written notice of such disclosure and, save to the extent in appropriate in the case of patent applications or otherwise, provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information, or the Product Information, from public disclosure or limiting the Confidential Information, or the Product Information, so disclosed.

7.4

Publications. Presage shall not publish any information pertaining to the Compound or Product (including the Development or Commercialization thereof) without the prior written consent of MEI, unless such information has already been publicly disclosed either prior to the Effective Date or after the Effective Date through no fault of Presage or otherwise not in violation of this Agreement or as otherwise permitted pursuant to

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

Section 7.5 below. MEI shall have the right to make such publications as it chooses, in its sole discretion, without the approval of Presage.

7.5	Press Releases Confidential Terms; and Disclosure. Following the initial joint press release of the execution of this Agreement, as mutually agreed, each Party may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party and MEI will not unreasonably withhold, condition or delay, its consent to announcements by Presage of payments received under this Agreement. Except as otherwise expressly set forth herein, Presage may not make any subsequent press release or public announcements regarding this Agreement or any matter covered by this Agreement, including the Development or Commercialization of Products, without the prior written consent of MEI. Except as otherwise permitted by this Section 7.5, each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors and others on a need-to-know basis (e.g., in the case of MEI to potential and actual Sublicensees), in each case, under appropriate confidentiality obligations; and (b) to the extent necessary to comply with applicable Laws (including securities laws, rules and regulations and with court orders); provided that in the case of the foregoing clause (b), the Party required to make such disclosure to comply with Law shall promptly notify the other Party, (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws or regulations) use good faith efforts to seek limitations on the portion of the Agreement that is required to be disclosed and to obtain confidential treatment for any such disclosure, provide the other Party with the proposed confidential treatment request with reasonable time for such other Party to provide comments, and include in such confidential treatment request all reasonable comments of the other Party. Notwithstanding any provision of this Agreement to the contrary, (i) Presage shall be permitted to share a redacted copy of this Agreement with [*CONFIDENTIAL*] (as a licensor of certain of the Presage Technology) as required by Section 2.2(b) of the Existing Third Party Agreement; provided, that, MEI shall first have the opportunity to review and approve such redacted copy as only containing those terms that are reasonably necessary for [*CONFIDENTIAL*] to determine Presage’s compliance with the Existing Third Party Agreement, and (ii) MEI shall be permitted to share a redacted copy (in the form provided by Presage to MEI prior to the Effective Date) of the Existing Third Party Agreement in accordance with subclauses (a) and (b) above.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1

Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date: (a) such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization; (b) such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; (c) this Agreement is a legal and

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles; (d) the execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify, any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and (e) such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

8.2	Additional Representations and Warranties of Presage. Presage represents and warrants to MEI that, as of the Effective Date, except as may have been disclosed in a separate writing from Presage to MEI expressly referencing this Agreement and exceptions to the representations and warranties in this Section 8.2:

(i)    no claims have been asserted, or threatened in writing by any Person, nor to Presage’s Knowledge are there any valid grounds for any claim of any such kind (a) challenging the validity, effectiveness, enforceability or ownership of Presage Technology, and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Presage Technology infringes or will infringe on any intellectual property right of any Person;

(ii)    to the Knowledge of Presage, there is no unauthorized use, infringement or misappropriation of any of Presage Technology by any employee or former employee of Presage or any other Third Party;

(iii)    the Presage Patents are subsisting and have not been and are not the subject of any litigation procedure, discovery process, interference, reissue, reexamination, opposition, appeal proceedings or any other legal dispute;

(iv)    the Presage Patents constitute all Patent Rights practiced by Presage and its Affiliates, or in which Presage and its Affiliates has any rights, as of the Effective Date that are necessary or have actually been used for the Development, manufacture, use or Commercialization of Compound and Product;

(v)    the Presage Know-How constitutes all Know-How practiced by Presage and its Affiliates, or in which Presage and its Affiliates has any rights, as of the Effective Date that is necessary or has actually been used for the Development, manufacture, use or Commercialization of Compound and Product and, to Presage’s Knowledge, none of the Confidential Information or Product Information relating to, including constituting, Presage Know-How has been disclosed to any Third Party other than under appropriate written obligations regarding confidentiality and non-use by any such Third Party recipients;

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(vi)    to Presage’s Knowledge, MEI’s and its Affiliates’ and Sublicensees’ practice and use of the inventions claimed in the Presage Patents to Develop, manufacture, use or Commercialize Compound and Product as permitted herein does not infringe any intellectual property rights of any Third Party;

(vii)    it has the full right to provide the Presage Inventory to MEI and to transfer to MEI all right, title and interest in and to the Presage Inventory to be provided to MEI pursuant to this Agreement;

(viii)    all Representatives of Presage who have performed any research activities on its behalf regarding Compound or Product have assigned to Presage the whole of their rights in any intellectual property made, discovered or developed by them as a result of such research, and no Third Party has any rights to any such intellectual property;

(ix)    other than pursuant to the Existing Third Party Agreement, Presage Controls all right, title and interest in and to the Presage Technology and Presage Technology free and clear of any liens, charges, encumbrances or rights of others to possession or use;

(x)    Presage has not previously licensed, assigned, transferred, or otherwise conveyed any right, title or interest in and to the Presage Technology to any Third Party with respect to Compound or Product;

(xi)    Presage has the right, power and authority to grant to MEI the rights granted to MEI hereunder with respect to the Existing Third Party Agreement. In particular, the grant of such sublicense requires no consent, waiver or other action by any party to the Existing Third Party Agreement and the rights and obligations of MEI set forth in this Agreement do not contravene nor are they inconsistent with or in conflict with the terms of any Existing Third Party Agreement;

(xii)    The Existing Third Party Agreement constitutes the only agreement with any Third Party pursuant to which Presage has in-licensed, or otherwise obtained rights, with respect to intellectual property Covering the Compound and Product. Presage has provided to MEI an accurate, true and complete copy of the Existing Third Party Agreement, as amended as of the Effective Date and the Existing Third Party Agreement is in full force and effect and Presage is not in breach or default in the performance of its obligations under the Existing Third Party Agreement. Presage has not received any notice from any Third Party of any breach, default or non-compliance of Presage under the terms of the Existing Third Party Agreement. There have been no amendments or other modification to the Existing Third Party Agreement, except as have been disclosed to MEI in writing;

(xiii)    Presage is not aware of any additional Third Party licenses that have to be taken now or in the future to guarantee freedom-to-operate to Develop, manufacture, use and/or Commercialize Products without any limitation;

A request for confidential treatment has been made with respect to portions of the following document that are marked with [*CONFIDENTIAL*]. The redacted portions have been filed separately with the SEC.

(xiv)    all tangible information and data provided by or on behalf of Presage to MEI on or before the Effective Date in contemplation of this Agreement was (when provided) and is (as of the Effective Date), to the extent developed by or on behalf of Presage, and to the extent developed by or on behalf of [*CONFIDENTIAL*] to the Knowledge of Presage, true, accurate and complete in all material respects, and Presage has not intentionally or negligently failed to disclose, or cause to be disclosed, any material information or data relevant to the proposed transaction with MEI (including the exercise of MEI’s rights, or performance of MEI’s obligations, under this Agreement) in its or any of its Affiliates’ Control or possession or of which it is aware, concerning: (a) the Presage Patents; (b) the Presage Know-How; (c) the Compound or Product; (d) the Existing Third Party Agreement (or Presage’s relationship with the counterparty thereto); or (e) the activities contemplated by this Agreement; in each case, that would be material to MEI’s decision to enter into this Agreement and to undertake the commitments and obligations set forth herein;

(xv)    Presage (and its Affiliates) has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to Compound or Product;

(xvi)    to the extent conducted by or on behalf of Presage, and to the extent conducted by or on behalf of [*CONFIDENTIAL*] to the Knowledge of Presage, all research and development (including non-clinical studies and clinical studies) of the Compound and Product prior to the Effective Date has been conducted in accordance with all Laws; and

(xvii)    the materials to be provided to MEI hereunder were (and at all times up until delivery of such materials hereunder shall remain) manufactured, packaged, labeled, tested, stored and handled in accordance with all Laws. Such materials are not adulterated or misbranded within the meaning of any Law and are not articles that could not, under the provisions of Law, be introduced into interstate commerce. All such materials are free and clear of all encumbrances (including through lien, charge, security interest, mortgage, encumbrance or otherwise).

8.3	Presage Covenants. Presage covenants to MEI that:

(i)    Presage shall fulfill all of its obligations, including its payment obligations, under the Existing Third Party Agreement or any Third Party License Agreement to which Presage is a Party (“Presage Third Party License Agreement”);

(ii)    Presage shall not amend or waive, or take any action or omit to taking any action that would alter, any of Presage’s rights under any Existing Third Party Agreement or any Presage Third Party License Agreement in any manner that adversely affects, or would reasonably be expected to adversely affect, MEI’s rights and benefits under this Agreement. Presage shall promptly notify MEI of any default under, termination or amendment of, any Existing Third Party Agreement or Presage Third Party License Agreement; and

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(iii)    Presage shall exercise its rights under, and shall use Commercially Reasonable Efforts to cause the counterparties to, any Existing Third Party Agreement or any Presage Third Party License Agreement to undertake such actions as MEI may reasonably request in connection with exercising MEI’s rights under this Agreement, including enabling MEI to exercise any applicable “stand by” rights under any such any Existing Third Party Agreement or any Presage Third Party License Agreement such that MEI directly receives a license from any such counterparty if Presage were to lose its direct license.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1	Indemnification by MEI. MEI shall indemnify, defend and hold Presage and its Affiliates and each of their respective employees, officers, directors and agents, as well as [*CONFIDENTIAL*] (in its role as a licensor of certain of the Presage Technology under the Existing Third Party Agreement) and its Affiliates and each of their respective directors, officers, employees and agents (the “Presage Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of any Third Party claim, action, proceeding or suit (each, a “Third Party Claim”) incurred by any Presage Indemnitee to the extent arising from or occurring as a result of: (a) the gross negligence or willful misconduct of any of the MEI Indemnitees in connection with this Agreement; (b) the Development, manufacture, storage, handling, use, packaging, labeling or Commercialization of the Compound or Product by MEI, its Affiliates or Sublicensees, or MEI’s performance of its other obligations under this Agreement; or (c) breach by MEI of any term or condition of this Agreement; provided, however, that MEI’s obligations pursuant to this Section 9.1 shall not apply to the extent that such Third Party Claim results from (i) the negligence or willful misconduct of any of the Presage Indemnitees, or (ii) any breach by Presage of any term or condition of this Agreement.

9.2	Indemnification by Presage. Presage shall indemnify, defend and hold MEI and its Affiliates and each of their respective agents, employees, officers and directors (“MEI Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of any Third Party Claim incurred by any MEI Indemnitee to the extent arising from or occurring as a result of: (a) the gross negligence or willful misconduct of any of the Presage Indemnitee in connection with this Agreement; (b) the Development, manufacture, storage, handling, use, packaging or labeling of the Compound or Product by Presage, its Affiliates or sublicensees (other than MEI); or (c) breach by Presage of any term or condition of this Agreement; provided, however, that Presage’s obligations pursuant to this Section 9.2 shall not apply to the extent that such Third Party Claim results from (i) the negligence or willful misconduct of any of the MEI Indemnitees or (ii) any breach by MEI of any term or condition of this Agreement.

9.3

Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this Article 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification

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may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this Article 9 with respect to claims or suits settled or compromised without its prior written consent.

9.4	Insurance. During the Term and for a period of [*CONFIDENTIAL*] thereafter, each Party shall obtain and maintain, at its sole cost and expense, insurance (including any self-insured arrangements) in types and amounts, that are reasonable and customary in the United States pharmaceutical and biotechnology industry for companies engaged in comparable activities. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 9.4.

9.5	No Consequential Damages. EXCEPT WITH RESPECT TO EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR SECTION 9.2, AS APPLICABLE, OR LIABILITY RESULTING FROM A PARTY’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL LIMIT EITHER PARTY FROM SEEKING OR OBTAINING ANY REMEDY AVAILABLE UNDER LAW FOR ANY BREACH OF BY THE OTHER PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER ARTICLE 8.

ARTICLE 10

TERM AND TERMINATION

10.1

Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect, until the date on which MEI’s payment obligations hereunder expire; provided, that, on a country-by-country basis, with respect to those countries subject to the royalty payments in accordance with Section 5.4, upon the

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expiration of the Royalty Term with respect to a given country, this Agreement and the Term shall be deemed to have expired with respect to such country(ies).

10.2	Termination of the Agreement for Convenience. MEI may, at its convenience, terminate this Agreement in its entirety upon [*CONFIDENTIAL*] prior written notice to Presage. If at any time following the [*CONFIDENTIAL*] MEI has not [*CONFIDENTIAL*] (other than because a Regulatory Authority is not authorizing the conducting of the [*CONFIDENTIAL*] and there are no Products or Compounds for which [*CONFIDENTIAL*] development activities are being undertaken (and such cessation of activity is not due to the orders of Regulatory Authorities throughout the Territory), or with respect to which [*CONFIDENTIAL*] commercialization activities are being undertaken, by MEI, its Affiliates or Sublicensees in the Territory for a period of [*CONFIDENTIAL*], Presage may terminate this Agreement upon written notice to MEI.

10.3	Termination upon Material Breach.

(a)    Material Breach. If a Party materially breaches this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within [*CONFIDENTIAL*]. If such breach is not cured within [*CONFIDENTIAL*] after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party.

(b)    Presage Cure Period. If Presage is the defaulting party and a breach by Presage is not cured or disputed within [*CONFIDENTIAL*] of receipt following a notice from MEI under Section 10.3(a) (the “Cure Period”), MEI may request that the amounts payable to Presage under Article 5 are adjusted to reflect the consequences of such breach, as to be agreed by the Parties, and if the Parties cannot agree, the adjustment shall be, at the discretion of MEI, determined in accordance with Article 11 below; [*CONFIDENTIAL*].

(c)    Material Breach Dispute. Any dispute regarding an alleged material breach of this Agreement shall be resolved in accordance with Article 11.

10.4	Effects of Expiration and Termination.

(a)    Survival. Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive: Article 1 (to the extent necessary to give effect to the other surviving provisions); and Sections 3.6, 5.8, 6.6(a), 7.1, 7.2 ,7.3, 7.5 (provided, that with respect to Sections 7.1, 7.2 ,7.3, and 7.5 only for the period set forth in Section 7.1), Article 9, 10.4 (as applicable), 10.5 (as applicable), 11.1-11.3, 12.11, 12.16, 12.17 (only for the period set forth in Section 12.17), 12.18 and 12.19. Expiration or termination of this Agreement shall not relieve the Parties of any liability or obligation that accrued hereunder prior to the effective date of such expiration or termination. In addition, expiration or termination of this Agreement shall not preclude either Party from pursuing

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all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to seek performance of any obligation.

(b)    Post-Expiration Licenses. As of the effective date of expiration of the Term with respect to a given country, or this Agreement in its entirety, as applicable (but not, for clarity, an earlier termination of this Agreement), the license from Presage to MEI under Section 2.1 shall convert to a fully paid, royalty free, irrevocable, perpetual, exclusive, and sublicensable license under the Presage Technology to research, develop, manufacture, use and commercialize Compound and Product in the Field in such country.

(c)    Post-Termination Transition. Upon termination of MEI’s rights under this Agreement for any reason other than a termination by MEI under Section 10.3(a) for Presage’s material breach, this Section 10.4(c) shall apply.

(i)    Presage Inventory. In the event that any Presage Inventory remains, MEI shall make such Presage Inventory available for Presage to have picked-up at Presage’s sole cost and expense; provided, that any such remaining Presage Inventory will be made available “as-is” and with no warranties. MEI will destroy any remaining Presage Inventory that Presage does not pick-up within [*CONFIDENTIAL*] of the effective date of termination.

(ii)    Development. In the event there are any on-going clinical trials of any Product in the Territory, at Presage’s request, MEI agrees to promptly transition, and Presage agrees to accept, such clinical trials to Presage (or its designee) and/or to wind-down such clinical trials in accordance with Law and ethical obligations.

(iii)    Commercialization. MEI and its Affiliates and Sublicensees shall continue to distribute (but shall not be obligated to market or promote) such Product(s) in the Territory if Regulatory Approval therefor has been obtained, in accordance with the terms and conditions of this Agreement, for up to twelve (12) months following the effective date of any such termination (the “Wind down Period”); provided, that, the Parties shall enter into a transition services agreement pursuant to which MEI will continue to distribute such Product(s) in such country(ies) [*CONFIDENTIAL*]. At Presage’s request, such transition services agreement shall be negotiated in good faith during the applicable notice period preceding termination of this Agreement. In any event, MEI shall, and shall cause its Affiliates and Sublicensees to, cease distribution of the Product, or any portion thereof, upon [*CONFIDENTIAL*] notice by Presage requesting that such activities (or portion thereof) be ceased at any time following the expiration of Wind down Period). Notwithstanding any other provision of this Agreement, during the Wind down Period, MEI’s rights with respect to Compound and Product in the Territory shall be non-exclusive and Presage shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Compound and Product in the Territory. Any Products sold or disposed by MEI, its Affiliates and/or Sublicensees, in the Territory during the Wind down Period shall be subject to payments under and in accordance with Section 5 above. Within [*CONFIDENTIAL*] of expiration of the Wind down Period, MEI shall notify Presage of any quantity of Compound and/or

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Product remaining in MEI’s inventory and Presage shall repurchase any such quantities of Compound and/or Product, as applicable, from MEI at a price equal to the supply price paid by MEI for such Compound and/or Product plus [*CONFIDENTIAL*]; except with respect to any such quantities of such Compound and/or Product manufactured by MEI (or its contract manufacturer), in respect of which the price shall be equal to MEI’s actual costs for such quantities of Compound and/or Product, as applicable, plus [*CONFIDENTIAL*]. In addition, MEI shall use Commercially Reasonable Efforts to cooperate, at Presage’s sole cost and expense, to transition to Presage upon Presage’s request any arrangement with any contractor from which MEI was obtaining supply of any Compound and/or Product to the extent such arrangement solely pertains to the Compound and/or Product and no other products of MEI. Notwithstanding anything to the contrary in this Section 10.4(c)(iii), in the event of a safety or ethical concern regarding the continued Commercialization or use of the Product, MEI shall not be obligated to continue Commercializing the Product.

(iv)    Assignment of MAA and Regulatory Approvals. MEI shall assign, or cause to be assigned, to Presage or its designee (or if not so assignable, at Presage’s sole election, MEI shall withdraw) all regulatory filings and registrations (including INDs, MAAs and Regulatory Approvals) for the Compound and Product in the Territory, including any such regulatory filings and registrations made or owned by MEI’s Affiliates and/or others under authority of MEI. In each case, unless otherwise required by any applicable Laws, the foregoing assignment (or availability) shall be made within [*CONFIDENTIAL*] after the effective date of any such termination of this Agreement and upon such assignment Presage hereby grants MEI a non-exclusive right under such filings and registrations as may be necessary for MEI to continue exercising its rights and performing its obligations under this Section 10.4(c); provided that, if Presage does not make an election between the assignment of such regulatory filings and registrations to it or its designee and the withdrawal of any such filings and registrations prior to the expiration of such [*CONFIDENTIAL*] period, then MEI shall have the right to withdraw any such filings and registrations and shall notify Presage in writing promptly upon such withdrawal.

(v)    Transition. Without limiting the other provisions of this Section 10.4(c), MEI shall use Commercially Reasonable Efforts for a period of [*CONFIDENTIAL*] following the effective date of termination to cooperate with Presage and/or its designee to effect a smooth and orderly transition of the Compound and Product in the Territory. The Parties will discuss in good faith the licensing of any Patent Rights and Know-How that MEI Controls as of the effective date of termination that are related to the Compound and Product; provided, that neither Party will be under any obligation to enter any such license. In addition, MEI shall provide to Presage, promptly following Presage’s request, a copy of all information (including Know-How) generated or Controlled by MEI, its Affiliates and/or Sublicensees relating to the Compound and/or Product, or the Development or Commercialization thereof, in the Territory that is reasonably required by Presage (or its designee) to satisfy regulatory or other legal reporting requirements with respect to the Compound and/or Product in any country of the Territory; provided,

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that, any such Know-How may be solely used to satisfy regulatory or other legal reporting requirements.

(vi)    Licenses. Effective as of the notice of any such termination of this Agreement, at Presage’s election, the Parties shall negotiate in good faith a license agreement pursuant to which MEI would grant to Presage a royalty bearing, worldwide, exclusive license (including the right to grant and authorize sublicenses through multiple tiers) under all Know How and Patents, and with respect to trademarks used exclusively in connection with the Product, in each case, Controlled by MEI, its Affiliates and/or Sublicensees as of the date of termination and that are reasonably necessary to Develop, manufacture, use, import, export, sell and otherwise Commercialize the Compound and/or Product (provided, that, any such licensed intellectual property shall be subject to Section 6.6 applied mutatis mutandis, subject to replacing references to “Presage” with references to “MEI”). The Parties shall negotiate in good faith and agree upon a reasonable royalty and milestones to be paid by Presage to MEI and the other customary terms and conditions for such license; provided that if the Parties cannot agree regarding the terms of such license within [*CONFIDENTIAL*] after the effective date of termination, at either Party’s election, the matter shall be resolved in accordance with Section 11.2 below. In connection with entering such a license agreement, the Parties will provide for a technology transfer.

(vii)    Sublicensees. Any Outlicensing Transaction with Third Party Sublicensees of the Product in the Territory engaged by MEI prior to the issuance of the relevant notice of termination shall be assigned to Presage (A) if (1) the relevant Sublicensee is not in material breach of the terms of the Outlicensing Transaction as of the date of termination of this Agreement; (2) such Outlicensing Transaction complies with the terms of Section 2.2 above; and (3) the relevant Sublicensee agrees in a writing delivered to Presage prior to the effective date of termination that Presage shall have the full right and authority to enforce the terms of the Outlicensing Transaction against such Sublicensee (or if such Outlicensing Transaction conflicts with this Agreement, such writing shall acknowledge and agree that Presage may enforce the terms of this Agreement against such Sublicensee as if such Sublicensee were MEI); and (B) subject to the foregoing requirements in clause (A) being satisfied in full, Presage shall step into the shoes of MEI in such Outlicensing Transaction; provided, that Presage shall not be obligated to undertake any obligations in excess of those set forth in this Agreement. However, if a Sublicensee who is a counterparty to an Outlicensing Transaction does not satisfy the requirements of clause (A) above, the Outlicensing Transaction shall automatically terminate on the effective date of termination of this Agreement.

10.5	Termination on Bankruptcy or Insolvency; Right of First Negotiation.

(a)    Either Party may terminate this Agreement in its entirety upon written notice if any Bankruptcy Event has occurred with respect to the other Party.

(b)    Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Presage are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to

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“intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that MEI, as licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of Presage Bankruptcy Event, MEI shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in MEI’s possession, shall be promptly delivered to it (i) following any such commencement of a bankruptcy proceeding upon MEI’s written request therefor, unless Presage elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by Presage upon written request therefor by MEI. Notwithstanding the foregoing, in no event shall this Section 10.5(b) be construed to grant to MEI access to intellectual property that it would not otherwise have had access to had Presage elected to continue to perform all of its obligations under this Agreement.

(c)    Right of First Refusal. In addition to the foregoing, in the event of a Presage Bankruptcy Event, MEI shall, to the extent allowed by Law, have a right of first refusal to purchase all of Presage’s interest in Compound and Product and the Presage Technology (the “Right of First Refusal”). The Right of First Refusal shall operate as follows: (i) Presage (or other authorized representative of Presage, including a bankruptcy trustee) shall promptly send to MEI a reasonably detailed written notification of any Presage Bankruptcy Event; and (ii) Presage (or other authorized representative of Presage, including a bankruptcy trustee) shall promptly send to MEI a written notification of any Third Party offer made on Compound, Product or Presage Technology. For a period of up to [*CONFIDENTIAL*] after MEI receives such notice (such period, the “Right of First Refusal Notice Period”), MEI shall have the right to notify Presage of its intention to exercise its Rights of First Refusal. In the event MEI exercises its Right of First Refusal, the terms of the Third Party offer shall become binding upon MEI and Presage. For the avoidance of doubt, Presage shall not enter into any agreement with a Third Party relating to Presage’s interest in Compound, Product or Presage Technology during the Right of First Refusal Notice Period.

10.6	Termination for Patent Challenge. If MEI or any of its Affiliates or Sublicensees challenges under any court action or proceeding, or before any patent office, the validity, patentability or enforceability of any Presage Patent, or initiates a reexamination of any Presage Patent, or assists any Third Party to conduct any of the foregoing activities (each, a “Challenge”), Presage will have the right to terminate this Agreement, in its entirety if such Challenge is not withdrawn within [*CONFIDENTIAL*] of Presage providing written notice requesting such withdrawal; provided, that, notwithstanding the foregoing, Presage shall have no such right to terminate this Agreement in the case of any claim made by MEI or any of its Affiliates or Sublicensees as a defense in any lawsuit or administrative proceeding pertaining specifically to the Compound, Product or Presage Technology initiated by Presage against MEI or its applicable Affiliate or Sublicensee.

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ARTICLE 11

DISPUTE RESOLUTION

11.1	Disputes. The Parties recognize that disputes, controversies or claims as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder or the validity, enforceability, construction, performance or breach hereof (and including the applicability of this Article 11 to any such dispute, controversy or claim) (each a “Dispute”). It is the objective of the Parties to establish under this Article 11 procedures to facilitate the resolution of Disputes (other than any disputes relating to matters which under this Agreement MEI has sole decision-making authority and/or discretion regarding, in which case, such matter shall be determined by MEI and shall not be part of the dispute resolution procedure set forth in this Article 11) in an expedient manner by mutual cooperation and without resort to litigation. Any Dispute shall be first submitted to the Senior Executives for attempted resolution by good faith negotiations within [*CONFIDENTIAL*]. In such event, each Party shall cause its Senior Executives to meet and be available to attempt to resolve such issue. In the event that the Parties are unable to resolve such dispute through diligent review and deliberation by the Senior Executives within [*CONFIDENTIAL*] from the day that one Party had designated the issue as a Dispute in written notice to the other Party, then either Party may submit such Dispute for resolution by final, binding arbitration pursuant to Section 11.2.

11.2	Arbitration.

(a)    Conduction of the Arbitration. Any arbitration pursuant to this Section 11.2 shall be conducted pursuant to the Arbitration Rules of the Judicial Arbitration and Administrations Services, Inc. (or any successor entity thereof, “JAMS”), except as modified by this Section 11.2. The arbitration shall be conducted by three arbitrators (the “Arbitrators”), one of whom will be selected by Presage, one of whom will be selected by MEI, and the third of whom will be selected by the first two. The Arbitrators shall engage an expert with experience in the subject matter of the Dispute to advise the Arbitrators in reaching their decision.

(b)    Arbitration Proceedings. The Parties and the Arbitrators shall use all reasonable efforts to complete any such arbitration within [*CONFIDENTIAL*] after the appointment of the Arbitrators. The Arbitrators shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the Arbitrators shall permit such discovery as he or she deems necessary to permit an equitable resolution of the Dispute. The arbitration proceedings and all pleadings, responses and evidence shall be in the English language. Any evidence originally in a language other than English shall be submitted with an English translation accompanied by an original or true copy thereof.

(i)    Notwithstanding the foregoing, with respect to any Disputes arising under Section 10.4(c)(vi) regarding the terms of any license agreement between Presage and MEI (including any royalties and milestones payable under such agreement), the Parties and the Arbitrators shall use all reasonable efforts to complete any such

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arbitration within [*CONFIDENTIAL*], and arbitration with respect to such Disputes shall be a “baseball” type arbitration, meaning that, each Party shall prepare a written report setting forth its final position with respect to the terms of such license agreement and the Arbitrators shall then select one of the Party’s positions as their final decision. The Arbitrators for a Dispute arising under Section 10.4(c)(vi) shall not have authority to render any substantive decision other than to so select the position of either Presage or MEI.

(c)    Decision of the Arbitrator. The Parties agree that decision and/or award rendered by the Arbitrators shall be the sole, exclusive and binding remedy between them regarding any Dispute presented to the Arbitrators. Any decision and/or award of the Arbitrators may be entered in any court of competent jurisdiction for judicial recognition of the decision and an order of enforcement. The arbitration proceedings and the decision of the Arbitrators shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article 7 above.

(d)    Location; Costs. Unless otherwise mutually agreed by the Parties, the arbitration proceeding shall be conducted in [*CONFIDENTIAL*]. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the Arbitrators, and the cost of the Arbitrators and administrative fees of JAMS. Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses.

11.3	Injunctive Relief. No provision herein shall be construed as precluding a Party from bringing an action for injunctive relief or other equitable relief prior to the initiation or completion of the above procedure.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

12.2

Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed). Either Party may assign this Agreement, in whole or in part, to any of its Affiliates or any Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains,

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whether by merger, reorganization, consolidation, change of control, acquisition, sale, or otherwise without the consent of the other Party; provided that if any such assignment by a Party results in a material adverse tax consequence to the other Party, then the assigning Party (or the Person to whom this Agreement is assigned) shall be responsible for the incremental increase in the taxes due. The assigning Party shall give written notice to the other Party promptly following any such assignment and the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 12.2 shall be void. If Presage shall assign or transfer any Presage Technology to any Third Party, Presage shall also require such Third Party to acknowledge that the applicable Presage Technology is subject to MEI’s rights under and in accordance with this Agreement.

12.3	Performance and Exercise by Affiliates. Subject to the terms and conditions of this Agreement, MEI shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by MEI; provided, however, that MEI shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of MEI hereunder shall be deemed to be a failure by MEI to perform such obligations and MEI shall remain responsible to Presage for all activities of its Affiliates to the same extent as if such activities had been undertaken by MEI itself. For clarity, the foregoing means that MEI may designate an Affiliate to perform its obligations hereunder or to be the recipient of Presage’s performance obligations hereunder.

12.4	Change of Control. In the event of a Change of Control of Presage in which a MEI Competitor acquires control (as defined in Section 1.2) of Presage, then as from the date of such Change of Control, (i) the JSC shall disband and no longer meet and (ii) MEI shall cease to have any reporting obligations under Sections 3.1, 3.2 and 3.6 toward Presage or its successor entity.

12.5	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement, in each case, at the reasonable expense of, and to the extent reasonably requested by, the other Party.

12.6	Accounting Procedures. Each Party shall calculate all amounts, and perform other accounting procedures required, under this Agreement and applicable to it in accordance with GAAP.

12.7

Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is

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beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable. If the performance of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than [*CONFIDENTIAL*], the Parties will consult with respect thereto.

12.8	No Trademark Rights. Without limiting Section 12.16, no right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of the other Party in connection with the performance of this Agreement or otherwise.

12.9	Entire Agreement of the Parties; Amendments. This Agreement, including the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.10	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.11	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New York, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of New York.

12.12	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified), by express courier service (signature required) or five days after it was sent by registered letter, return receipt requested (or its equivalent) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to MEI, addressed to:

MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: Chief Executive Officer

Fax: +1 858-369-7101

With copies to (which shall not constitute notice):

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MEI Pharma, Inc.

3611 Valley Centre Drive, Suite 500

San Diego, CA 92130

Attention: General Counsel

Fax: +1 858-369-7101

If to Presage, addressed to:

Presage Biosciences, Inc.

530 Fairview Avenue North, Suite 1000

Seattle, WA 98109

Attn: Chief Executive Officer

12.13	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

12.14	Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. A waiver by either Party of any of the terms and conditions of this Agreement, or failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement, in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

12.15	Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.16	No Implied License. Except for the rights expressly granted under this Agreement, no right or license is granted by either Party to the other Party hereunder whether by implication, estoppel, or otherwise to any know-how, patent or other intellectual property right owned or controlled by such Party or its Affiliates. All rights with respect to technology, Know-How or intellectual property rights that are not specifically granted herein are reserved to the owner of such technology, Know-How or intellectual property rights. Without limiting the foregoing, nothing herein shall be deemed to grant to MEI a right or license to any active pharmaceutical ingredient other than a Compound, nor any rights in or to the [*CONFIDENTIAL*].

12.17	Non-Solicitation. During the term of this Agreement and for a period of [*CONFIDENTIAL*] after the termination of this Agreement, neither Party will

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directly or indirectly recruit or solicit any employee of the other party, or induce or attempt to induce any employee of the other Party to terminate his or her employment with the other party; provided, however, that the foregoing shall not preclude any Party from: (i) making good faith generalized solicitations for employees through advertisements, web-based employment services or search firms and hiring any persons through such solicitations; provided, that such Party does not encourage or advise such firm to approach any such employee; or (ii) responding to or hiring any employee of the other Party who contacts it at his or her own initiative without any prior direct or indirect encouragement or solicitation (other than as permitted by clause (i) of this Section 12.17).

12.18	Interpretation. Unless expressly stated otherwise: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” (ii) the word “notice” shall require notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (iii) the words “hereof,” “herein,” “hereunder,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (iv) provisions that require that a Party or the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing; and (v) references to any specific law, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement thereof. All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. Unless the context otherwise requires, countries shall include territories.

12.19	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

PRESAGE BIOSCIENCES, INC.		MEI PHARMA, INC.

Signature:	/s/ Nathan Caffo	Signature:	/s/ Daniel P. Gold

Printed Name:	Nathan Caffo	Printed Name:	Daniel P. Gold

Title:	President	Title:	President & Chief Executive Officer

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Schedule 1.11

Voruciclib Chemical Structure*[ONE PAGE HAS BEEN REDACTED]

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Schedule 1.19

Existing Third Party Agreement and Selected Provisions [ONE PAGE HAS BEEN REDACTED]

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Schedule 1.41

Presage Inventory [SEVEN PAGES HAVE BEEN REDACTED]

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Schedule 1.42

Presage Know-How [SIXTY PAGES HAVE BEEN REDACTED]

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Schedule 1.43

Presage Patents [NINE PAGES HAVE BEEN REDACTED]

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Schedule 2.3, Part 1

Technology Transfer Plan [FOUR PAGES HAVE BEEN REDACTED]

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Schedule 2.3, Part 2

Certain Agreements Related to the Compound or Product [ONE PAGE HAS BEEN REDACTED]

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Schedule 3.1

POC Plan[TWO PAGES HAVE BEEN REDACTED]

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